EXHIBIT 10.1

EXECUTIVE CHANGE IN CONTROL AGREEMENT

Washington Banking Company and Whidbey Island Bank (collectively “the Company” or “Employer”) and Bryan McDonald (“Employee”) enter into this Agreement to provide certain benefits to Employee in the event that Employee’s employment is terminated as a result of a Change in Control, as defined below.

AGREEMENT

I.                   Change in Control Benefit.  If within twelve months of a Change in Control Employee resigns due to Changed Circumstances or employee’s employment is terminated for any reason except for Cause, Employer shall pay Employee as severance pay an amount equal to one times his/her highest base salary over the prior three (3) years plus an amount equal to one times his/her annual bonus last paid or one times the average bonus paid to Employee over the prior three (3) years, whichever is greater (“Change in Control Payment”), provided Employee executes a release agreement at the time of termination of his/her employment.  Payment shall be made within ninety days following the termination of Employee’s employment or the effective date of the release agreement, whichever occurs later.  The Change in Control Payment will be subject to the company’s collection of applicable federal income and employment withholding taxes.

II.                Definitions.  For purposes of this agreement, the following definitions will be in effect:

A.                 Assets means all or substantially all of the assets of the Company, as they shall be held by the Company from time to time, including the assets of all divisions, segments, and business units in existence at such time.

B.                 Change in Control means:

1.                  One person or entity acquiring or otherwise becoming the owner of twenty-five percent or more of the Company’s outstanding shares; or

2.                  Dissolution or sale of fifty percent or more in value of the assets of either Washington Banking Company or Whidbey Island Bank; or

3.                  A change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of Employer, within the meaning of Section 280G or the Internal Revenue Code.

C.                 Changed Circumstances means any of the following, provided Employee first gives notice of Changed Circumstances to Employer and at least twenty (20) days to cure such condition or circumstance:

1.                  A significant diminution of Employee’s duties, responsibilities or reporting relationships; or

2.                  A reduction of more than 15% of Employee’s base compensation; or

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3.                  Relocation of Employee’s primary workplace outside of Whatcom, Island, Snohomish or Skagit Counties.

D.                In Control means owning, and having the present and continuing right to exercise control over, a majority of the voting power of, and right to exercise control over management of, any entity, which right is not subject to any material limitations, qualifications, or exceptions (whether temporary or permanent).

E.                 Termination for Cause means a termination of Employee’s employment by reason of Employee’s:

1.                  Breach of any contractual obligation to the Company;

2.                  Willful breach or neglect of duties he/she is required to perform;

3.                  Commission of act(s) of dishonesty, theft, embezzlement, fraud, misrepresentation or other act(s) of moral turpitude against the Company, its subsidiaries or affiliates, its shareholders or employees or which adversely impact the interest of Employer;

4.                  Willful and continual failure to comply with any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order of a regulatory agency having jurisdiction over Employer;

5.                  Failure to follow direction, which failure is not corrected within thirty (30) days after receipt by Executive of written notice outlining the corrective action required;

6.                  Death or disability (“disability” defined as the inability to perform the duties of his position for a consecutive period of 120 days or for any 150 days in any calendar year.); or

7.                  Other conduct or omission by Employee that Employer concludes is materially injurious to the Employer’s interests.

F.                  Transfer shall mean the sale, transfer, or disposition of all or substantially all of the Assets in a single transaction or group of related transactions, but shall not include the sale, transfer, or disposition of any of the Assets in the ordinary course of business.

III.             Terra of Agreement.  This Agreement shall be in effect until December 31, 2008 and shall automatically renew in successive one year increments, provided Employee remains employed by the Company and neither party provides the other written notice of an intent not to renew this Agreement more than thirty (30) days prior to its renewal.  Provided the Change in Control occurs during the term of this Agreement, then the Change in Control Payment required under paragraph 1 of this Agreement shall still be payable, even if the resignation or termination that triggers the payments occurs after the agreement has expired.

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IV.              Miscellaneous Provisions

A.                 Death.  Should Employee die after the effective dale of a Change in Control but before receipt of one or more Change in Control Payments to which he/she became entitled under Section II of this agreement, then such payment or payments will be made to the executors or administrators of his/her estate.

B.                 General Creditor Status.  The payments and benefits to which Employee may become entitled hereunder will be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangement or other segregated account will be established as a funding vehicle for such payment.  Accordingly, your right (or the right of the personal representatives or beneficiaries of your estate) to receive any payments or benefits hereunder will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors.

C.                 Regulatory Effect.  The terms of this Agreement and the payment of any Change in Control Payment is subject to and may be limited by any required regulatory approval.

D.                Miscellaneous.  This Agreement will be binding upon the Company, its successors and assigns (including, without limitation, the surviving entity in any Change in Control) and is to be construed and interpreted under the laws of the State of Washington.  This letter may be amended only by written instrument signed by you and an authorized officer of the Company other than you.  It supersedes all other Change in Control agreements executed by Employee and the Company.  If any provision of this agreement as applied to you or the Company or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this letter agreement, or the enforceability or invalidity of this letter agreement as a whole.  Should any provision of this letter agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this letter agreement will continue in full force and effect.

E.                 No Employment Contract.  Nothing in this Agreement provides Employee with any right to continue in the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company, which rights are hereby expressly reserved, to terminate Employee’s employment at any time, at will, for any reason whatsoever, with or without cause.

F.                  Attorneys’ Fees.  In the event of any legal proceeding with respect to any controversy, claim or dispute relating to the interpretation or application of the provisions of this letter agreement or any benefits payable hereunder, the prevailing party in such proceedings will be entitled to recover from the losing

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            party reasonable attorney fees and costs incurred in connection with such proceedings or in the enforcement or collection of any judgment or award rendered in such proceedings.  For purposes of this provision, the prevailing party means the party determined by the court to have most nearly prevailed in the proceedings, even if that party does not prevail in all matters, and does not necessarily mean the party in whose favor the judgment is actually rendered.

Dated this 15th day of August, 2008.

/s/Bryan McDonald Employee Date	WHIDBEY ISLAND BANK By /s/ John L. Wagner Its President and CEO Date

WASHINGTON BANKING COMPANY By /s/ Michael D. Cann Its President and CEO Date

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